Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ITG, INC.

ITG, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1.	The original Certificate of Incorporation of the Company was filed with the office of the Secretary of State of the State of Delaware on January 15, 2026 (the “Certificate of Incorporation”).

2.

This Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted by the written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Company in its entirety.

4.	The text of the Certificate of Incorporation hereby is amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Company is ITG, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital.

(a) The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,205,000,000, which shall be divided into three classes as follows: 1,000,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”); 200,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). Effective upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Reclassification Effective Time, shall automatically, without further action on the part of the Company or any holder of such Old Common Stock, be reclassified as and become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock.

(b) Subject to Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the redemption or exchange of all outstanding Common Units (as defined below) corresponding to shares of Class B Common Stock, pursuant to the LLC Agreement (as defined below), and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2 Common Stock. The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company.

(ii) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

(iii) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

(iv) The holders of shares of Class A Common Stock and Class B Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of Class B Common Stock shall not be entitled to any dividends or other distributions of cash, property or shares of stock of the Company.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Class A Common Stock. The holders of Class B Common Stock shall not be entitled to any assets of the Company of whatever kind available for distribution to the holders of Common Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company.

(d) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights. For the avoidance of doubt, the foregoing shall not restrict the Company from entering into an agreement providing for preemptive or subscription rights.

(e) Split, Subdivision, Combination or Reclassification of Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, combined or reclassified, or a stock dividend paid upon either the Class A Common Stock or the Class B Common Stock, unless the outstanding shares of the other class shall be concurrently proportionately split, subdivided, combined or reclassified, or a stock dividend paid, in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record or effective date for such split, division or combination, reclassification or payment of stock dividend, unless, in each case, such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Company and the number of shares of Class A Common Stock or the number of Common Units owned by holders thereof (other than the Company and its subsidiaries) and the number of outstanding shares of Class B Common Stock. This Section 4.2(e) shall be applied to maintain at all times (i) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Company and the number of outstanding shares of Class A Common Stock or (ii) a one-to-one ratio between the number of Common Units owned by holders thereof (other than the Company and its subsidiaries) and the number of outstanding shares of Class B Common Stock.

(f) Shares Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Common Units (excluding those Common Units held by the Company) (which shall be accompanied by the cancellation of corresponding shares of Class B Common Stock) for shares of Class A Common Stock pursuant to the terms of the LLC Agreement; provided, however, that nothing contained in this Section 4.2(f) shall be construed to preclude the Company from satisfying its obligations in respect of the exchange of Common Units by delivery of shares of Class A Common Stock that are held in the treasury of the Company.

(g) Class B Common Stock.

(i) From and after the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Opco LLC Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with this Section 4.2 (including all subsequent successors, assigns and Permitted Transferees) (the Existing Opco LLC Owners together with such Persons (as defined below), collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Amended and Restated Certificate of Incorporation, (A) “Existing Opco LLC Owner” means each of the holders of Common Units (other than the Company and its subsidiaries) of ITG Parent LLC, as set forth on Schedule 2 of the LLC Agreement (as such Schedule 2 may be amended from time to time in accordance with the LLC Agreement), (B) “Common Unit” means a membership interest in ITG Parent LLC, authorized and issued under the Second Amended and Restated Limited Liability Company Agreement of ITG Parent LLC, dated on or about the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement, and (C) “Permitted Transferee” has the meaning given to it in the LLC Agreement.

(ii) The Company shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Company at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

Section 4.3 Transfer of Class B Common Stock.

(a) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Company for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Company, the Company will take all actions necessary to cancel and retire such shares and such shares shall not be reissued by the Company.

(b) Except as set forth in Section 4.3(a) above, a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.3(b) are referred to as the “Restrictions”.

(c) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company, the Company’s transfer agent (the “Transfer Agent”) or the Secretary of the Company, and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Company, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.

(d) Upon a determination by the Board that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Company may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation (i) to cause the Transfer Agent or the Secretary of the Company, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, (ii) to institute proceedings to enjoin or rescind any such transfer or acquisition, and (iii) to cause the Transfer Agent or the Secretary of the Company to transfer such Restricted Shares to the Company and thereafter cause such Restricted Shares to be canceled and retired.

(e) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.3 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.

(f) All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine): THESE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.4 Preferred Stock.

(a) Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary and subject to the terms of the Stockholders Agreement, from and after the date on which the Investor (as defined below) ceases to beneficially own at least 40% of the voting power of the outstanding shares of Common Stock (the “Trigger Event”), the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon, with holders of Class A Common Stock and Class B Common Stock voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X and clause (b) of Article XI. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding the foregoing, any amendment (including by merger, consolidation or otherwise) to this Amended and Restated Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution other than in connection with a liquidation, dissolution or winding up pursuant to Section 4.2(c), (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the requirements set forth herein, also require the affirmative vote of at least a majority of shares of Class A Common Stock voting separately as a class. For the purposes of this Amended and Restated Certificate of Incorporation, except for Article IX or Article X, (w) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person (provided, for the avoidance of doubt, solely for the purposes of this Amended and Restated Certificate of Incorporation (except for Article IX or Article X), Affiliates of the Investor shall include its employees in their capacities as such but shall exclude advisors, consultants, operating partners and similar service providers); (x) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign; (y) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (z) “Investor” shall mean any of Oaktree Capital Management L.P. and its Affiliates (including ITG Management Holdings, LLC).

(b) The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation and subject to the terms of the Stockholders Agreement. Before the Trigger Event, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, from and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), or pursuant to the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock of the Company entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaw hereafter legally altered, amended or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been altered, amended or repealed.

ARTICLE VI

BOARD OF DIRECTORS

(a) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the applicable requirements of the Stockholders Agreement, dated on or about the date hereof, by and among the Company and certain stockholders of the Company from time to time party thereto (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”), the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board or as provided in the Stockholders Agreement. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, the directors shall be elected by a plurality of the votes cast. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the applicable requirements of the Stockholders Agreement and applicable law, the Board is authorized to assign members of the Board to their respective class.

(b) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the terms of the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of any one or more series of Preferred Stock then outstanding and the terms of the Stockholders Agreement, from and after the Trigger Event, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(c) Subject to the terms of the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class; provided, however, that from and after the Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock of the Company entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class.

(d) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(e) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be, have the right to elect additional directors, then, notwithstanding Section (a) of this Article VI, upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors that may be elected by the Company pursuant to Section (a) of this Article VI shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. The term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

(a) To the fullest extent permitted by the DGCL as it now exists, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders. For the purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists.

(b) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Company existing at the time of such amendment, repeal, adoption or modification.

(c) To the fullest extent permitted by applicable law, the Company shall indemnify (and provide advancement of expenses to) directors and officers of the Company from and against any and all liabilities, costs, expenses or damages that they may incur on account of, related to, or in connection with, directly or indirectly, their service to the Company. The Company may indemnify (and provide advancement of expenses to) employees and agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification).

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

(a) Prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or together with one or more series, as the case may be, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

(b) Prior to the Trigger Event and except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may be called by or at the direction of the Board or the Chair of the Board, and at the request of the Investor. From and after the Trigger Event, special meetings of the stockholders of the Company for any purpose or purposes may only be called by the Board or the Chair of the Board. The Chair of the Board or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them; provided, however, that with respect to any special meeting of stockholders of the Company previously scheduled at the request of the Investor, neither the Chair of the Board nor the Board shall postpone, reschedule or cancel such special meeting without the prior written consent of the Investor.

(c) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

(a) In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Investor and its Affiliates (as defined below) may serve as directors, officers or agents of the Company, (ii) the Investor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Investor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b) None of (i) the Investor or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section (d) of this Article IX. Subject to Section (d) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

(c) The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

(d) Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section (b) of this Article IX shall not apply to any such corporate opportunity.

(e) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

(f) For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Investor, any Person that, directly or indirectly, is controlled by such Investor, controls such Investor or is under common control with such Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; (iii) “control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Investor” shall mean any of Oaktree Capital Management L.P. and its Affiliates (including ITG Management Holdings, LLC).

(g) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

(a) The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Company shall not engage in any business combination (as defined below), at any point in time at which the Company’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class, which is not owned by the interested stockholder.

(c) The restrictions contained in the foregoing Section (b) of this Article X shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (y) would not, at any time, within the three-year period immediately prior to the business combination between the Company and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this Article X(c)(ii), (B) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Company is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Company. The Company shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(c)(ii).

(d) For purposes of this Article X, references to:

(i) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Company and any interested stockholder of the Company, means:

(A) any merger or consolidation of the Company (other than a merger effected pursuant to Sections 253 and 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Company (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section (b) of this Article X is not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company;

(C) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any stock of the Company or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii) through (v) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Company or of the voting stock of the Company (except as a result of immaterial changes due to fractional share adjustments);

(D) any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Company or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act (“Rule 13d-5”), as such Rule 13d-5 is in effect as of the date of this Certificate) have control of such entity.

(v) “interested stockholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (A) is the owner of 15% or more of the outstanding voting stock of the Company, or (B) is an Affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (i) any Investor, any Investor Direct Transferee, any Investor Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company; provided, further, that in the case of clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “Investor” means Oaktree Capital Management L.P. and its Affiliates (including ITG Management Holdings, LLC).

(vii) “Investor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Investor or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Company.

(viii) “Investor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Investor Direct Transferee or any other Investor Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Company.

(ix) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(A) beneficially owns such stock, directly or indirectly; or

(B) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(x) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(xi) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xii) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XI

SEVERABILITY

(a) If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Company, to the fullest extent permitted by law.

(b) For the avoidance of doubt, for purposes of applying this Amended and Restated Certificate of Incorporation to any contract authorized by Section 122(18) of the DGCL, a restriction, prohibition, or covenant in any such contract that relates to any specified action shall not be deemed contrary to this Amended and Restated Certificate of Incorporation.

ARTICLE XII

EXCLUSIVE FORUM

(a) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware or (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision set forth in this subsection (a) of this Article XII shall not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(b) Unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director or officer of the Company.

(c) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article XII and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses (1) to (6) of subsection (a) of this Article XII and any complaint set forth in subsection (b) of this Article XII. This Article XII is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

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IN WITNESS WHEREOF, ITG, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this day of July 1, 2026.

ITG, Inc.

By:	/s/ Christopher Mecray
Name:	Christopher Mecray
Title:	Chief Financial Officer

[Signature Page to Certificate of Incorporation]